UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2009

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

207.556.0300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Jonathan W. Ayers, Chairman and Chief Executive Officer of IDEXX Laboratories, Inc. (the “Company”), has adopted, on November 3, 2009, a securities trading plan designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”). The plan covers a portion of a stock option granted to Mr. Ayers in January 2002 that will expire in January 2012. Under the plan, Mr. Ayers may exercise, under pre-arranged terms, options to purchase up to 600,000 shares of IDEXX common stock and sell a portion of the shares received on exercise.

Of the shares acquired on exercise, Mr. Ayers will retain shares having a value equal to approximately 50% of the spread between the market price of the stock and the option exercise price, after taxes and transaction expenses.  He intends to sell the remaining shares to cover the exercise price, transaction expenses and taxes and to diversify his assets.

The transactions under the Rule 10b5-1 plan are expected to occur between February 2010 and January 2011 and will be disclosed publicly as they occur through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Rule 10b5-1 plans permit individuals who are not in possession of material nonpublic information to establish pre-arranged plans to buy or sell company stock. These plans allow individuals to complete a plan of stock option exercises and associated stock sales gradually over a period of time with advance notification of the market, while avoiding concerns about whether they were aware of material nonpublic information at the time transactions under the plan are executed.

Except as may otherwise be required, the Company does not undertake any obligation to update or report any modification, termination, or other activity under Mr. Ayers’s Rule 10b5-1 plan.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference to such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: November 4, 2009	By:	/s/ Conan R. Deady
Conan R. Deady
Corporate Vice President, General Counsel
and Secretary